EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Liminal BioSciences Inc., of our report dated March 20, 2020 relating to the consolidated financial statements of Liminal BioSciences Inc. and its subsidiaries as of December 31, 2019 and 2018 and for the years then ended, which appears in Amendment No. 1 to the Annual Report on Form 20-F/A for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Montréal, Canada December 1, 2020

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1 T: +1 514 205 5000, F: +1 514 876 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.